Exhibit 3.72

Sec. 183.0202 Wis. Stats.

State of Wisconsin
Department of Financial Institutions

ARTICLES OF ORGANIZATION - LIMITED LIABILITY COMPANY

Executed by the undersigned for the purpose of forming a Wisconsin Limited Liability Company under Chapter 183 of the Wisconsin Statutes:

Article 1.	Name of the limited liability company:
Quad Logistics Holdings, LLC

Article 2.	The limited liability company is organized under Ch. 183 of the Wisconsin Statutes.

Article 3.	Name of the initial registered agent:
Jennifer Kent

Article 4.	Street address of the initial registered office:
N61 W23044 Harry’s Way Sussex, WI53089
United States of America

Article 5.	Management of the limited liability company shall be vested in:
A member or members

Article 6.	Name and complete address of each organizer:
Jennifer Kent
N61 W23044 Harry’s Way Sussex, WI53089
United States of America

Other Information.	This document was drafted by:
Sandra Charlton

Organizer Signature:
Jennifer Kent